Exhibit 10.1

Amendment to Share Exchange Agreement

This Amendment (the “Amendment”) is dated as of March 6, 2023 and amends the Share Exchange Agreement dated February 8, 2023 (the “Agreement”) by and among Ecoark Holdings, Inc., a Nevada corporation (“Ecoark”) and Ault Alliance, Inc. (“AAI”) as majority shareholder of BiNile.com, Inc. Capitalized terms used and not otherwise defined herein have the meaning given them in the Agreement.

By signing below, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each Party, the Parties agree as follows:

1.	Article I of the Agreement is amended as follows:

(a) A new definition is added which reads as follows: “‘Amendment” means that certain Amendment dated as of March 6, 2023 by and among the Parties amending this Agreement.’”

(b) The definition of “Required Minimum” in the Agreement is amended to read in its entirety as follows: “‘Required Minimum’ means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the conversion of the Exchange Shares, ignoring any conversion or exercise limits set forth therein.”

2.	Section 2.1(b) of the Agreement is amended by replacing the words “at the time of Closing” in the last sentence with “as of the date of this Agreement.”

3.	A new Section 2.5(b)(x) is hereby added to the Agreement, which reads as follows: “(x) The Company shall have established a bonus pool pursuant to which, upon the date that the Subject Company shall have generated $100 million of revenue calculated in accordance with GAAP, the Company shall pay a bonus in the aggregate amount of $25 million to three executives of AAI (the “AAI Executives”), in the following proportions: (i) $10 million, (ii) $10 million and (iii) $5 million. Such bonus payments shall be made in cash, provided, however, that if in AAI’s reasonable determination the payment of the foregoing bonus payments would materially and adversely impact the Company’s cash position, AAI shall direct the Company to make such payments to the AAI Executives in shares of Common Stock. The number of shares of Common Stock issuable by the Company shall in such case be determined by dividing the amount of the bonus payment by the closing sale price of the Common Stock on the Trading Day immediately preceding AAI’s determination.”

4.	Section 4.24 of the Agreement is hereby amended and restated in its entirety as follows:

4.24 Restriction on Redemption and Cash Dividends; Indemnification. (a) For as long as AAI holds any Exchange Shares (the “Obligation Period”), the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, any securities of the Company without the written consent of AAI. This Section 4.24 shall not apply to any spin-off by the Company of any securities of any Subsidiary, including White River Energy Corp. and Wolf Energy Services, Inc. In the event that the record date for shareholders entitled to receive the Company’s dividends of Common stock of White River Energy Corp and/or Wolf Energy Services, Inc. is changed for any reason (in either case, the “Record Date”), each of the Shareholders acknowledges and agrees that it will not be entitled to receive such dividend in its capacity of a holder of Exchange Shares or Conversion Shares.

(b) Notwithstanding the foregoing, the Company agrees and acknowledges that, to the extent that either of the foregoing Record Date(s) is changed, whether or not within the Obligation Period, and such change of a Record Date results in either a class action suit or a derivative action against the Company or any other kind of litigation against the Company for failure to spin off securities of White River Energy Corp and/or Wolf Energy Services, Inc. to such persons who were holders of shares of Common Stock, either beneficially or of record, prior to the change of a Record Date (the “Plaintiffs”), and such litigation ultimately results in a final and non-appealable judgment by a court of competent jurisdiction in favor of such holders, then the Company shall issue to AAI, within five business days of the final judgment, such number of additional shares of Series B Convertible Preferred Stock having a stated value equal to any (i) damages or legal fees awarded to the Plaintiffs, (ii) the actual expenses of its counsel(s), (iii) the cost of the Company’s counsel engaged to defend any such action, (iv) any other litigation-related costs, and (v) any costs provided for in any settlement agreement with the Plaintiffs, all rounded up to nearest one hundred dollars ($100.00).

5.	A new section entitled “Section 4.39 Negative Working Capital” is hereby added to the Agreement, which reads as follows: “To the extent that the Company has negative working capital at Closing calculated in accordance with GAAP, such deficiency shall be remedied by the issuance to AAI, within 15 business days of Closing, such number of additional shares of Series B Convertible Preferred Stock having a stated value equal to any such negative working capital, rounded up to nearest one hundred dollars ($100.00).”

6.	A new section entitled “Section 4.40 Subject Company Warrants” is hereby added to the Agreement, which reads as follows: “The Subject Company has issued warrants to two entities entitling each of them to purchase 50,000 shares of BNC Common Stock, which represents an aggregate of approximately 1% of the total shares of BNC Common Stock issued and outstanding. The Warrants will be exercisable for five years at an exercise price of $10.00 per share, which reflects a $100 million valuation of the Subject Company. When the Subject Company Warrants are exchanged for warrants to purchase shares of Common Stock of Ecoark at Closing in accordance with the terms of the Subject Company Warrants (the “Exchange Warrants”), such Exchange Warrants will carry piggyback registration rights.

7.	Section 1 of each of the form of Series B Certificate of Designation and the form of Series C Certificate of Designation attached as Exhibits A and B to the Agreement, respectively, is amended by replacing “10,000” and “2,000”, with “12,000” and “2,500, respectively.”

8.	The definition of “Share Exchange Agreement” in Section 2 of each of the form of Series B Certificate of Designation and the form of Series C Certificate of Designation attached as Exhibits A and B to the Agreement, respectively, is amended by adding “as amended” at the end of each such definition.

9.	Section 3(a) of each of the form of Series B Certificate of Designation and the form of Series C Certificate of Designation attached as Exhibits A and B to the Agreement, respectively, is amended by replacing “February 7, 2033” with “the 10-year anniversary of the Issuance Date.”

10.	Section 5(a) of the form of Series B Certificate of Designation attached as Exhibit A to the Agreement is amended to read in its entirety as follows:

(a) Voting Generally. Each Holder shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, provided that each Holder shall be entitled to one (1) vote for each share of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration (whether at a meeting of shareholders of the Corporation, by written action of shareholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 5(b) and 5(c) below. In any such vote, (i) in the case of the election of directors, the Series B Preferred Stock shall be entitled to one (1) vote per share of Common Stock on an “as converted” basis together with the Common Stock, and (ii) in all other cases, the Series B Preferred Stock shall be entitled to one (1) per share of Common Stock on an “as converted” basis together with the Common Stock, subject in each case to the provisions of the NRS and the Rules of the Principal Market. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to notice of all shareholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws. In determining the number of votes on an as converted basis, the Conversion Price shall be as set forth in Section 6(a). For avoidance of doubt, in order to comply with the Rules of the Principal Market, the Series B Preferred Stock shall only have total voting power equal to up to 19.9% of outstanding Common Stock as of the applicable record date, such that no Holder or group within the meaning of the Exchange Act shall be entitled to vote more than 19.9% of the outstanding Common Stock, taking into account other securities of the Corporation beneficially owned by such Holder or group.

11.	Section 6(d)(v) of each of the form of Series B Certificate of Designation and the form of Series C Certificate of Designation attached as Exhibits A and B to the Agreement, respectively, is amended by replacing “Conversion Shares” with “shares of Common Stock upon conversion of the Series B Preferred Stock determined” and “shares of Common Stock upon conversion of the Series C Preferred Stock determined,” respectively.

12.	Each of the form of Series B Certificate of Designation and the form of Series C Certificate of Designation attached as Exhibits A and B to the Agreement, respectively, is amended to clarify that the 19.9% limitations set forth therein apply “on an as converted basis.” The Parties also agree that the same or similar limitations contained in the Company’s Series A Convertible Redeemable Preferred Stock apply and shall be interpreted to apply “on an as converted basis.”

13.	Section 11 of the form of Series C Certificate attached as Exhibit B to the Agreement is amended by replacing the word “Holder” in the first sentence with “Holders thereof”.

14.	The Transfer Agent Instruction Letter attached as Exhibit D to the Agreement is replaced in its entirety with Exhibit A to this Amendment.

15.	The Disclosure Schedules to the Agreement are replaced in their entirety with Exhibit B to this Amendment. For the avoidance, the Disclosure Schedules included in the Agreement pursuant to this Section 15 and Exhibit B to this Amendment include updated Disclosure Schedules of the Company, which among other things contain supplemental disclosure in Schedule 3.1(v) relating to communications and correspondence received by the Company from the Principal Market subsequent to February 8, 2023 concerning the Agreement and the transactions contemplated thereby.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have signed this Amendment to be effective as of the date first written above.

Ecoark Holdings, Inc.

Randy S. May, Chief Executive Officer

Ault Alliance, Inc.

William B. Horne, Chief Executive Officer

Exhibit A

Form of Transfer Agent Instruction Letter

[Attached]

Exhibit B

Disclosure Schedules to Share Exchange Agreement

[Attached]

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